EXHIBIT 99.1
P R E S S     R E L E A S E

Contact:	James E. Deason
Senior Vice President
Chief Financial Officer
(256) 580-3625

Wolverine Tube Reports First Quarter 2007 Results
Operating Income Improves Excluding Restructuring and Other Charges
Huntsville, Alabama, (April 26, 2007) — Wolverine Tube, Inc. (OTCBB:WLVT) today reported its results for the first quarter ended April 1, 2007. Net sales for the first quarter of 2007 were $286.7 million, a 3.9 percent decrease from the $298.3 million in the first quarter of 2006. The comparative decline reflects the discontinuance of rod and bar product sales in 2007, a slower start to the residential air conditioning cooling season, partially offset by a 19.9 percent increase in the average COMEX copper price to $2.70 per pound as compared with $2.25 per pound in the first quarter of 2006. Total shipments of 69.4 million pounds decreased 24.8 percent due in part to the closure of the Montreal and Jackson facilities mentioned below, as well as a slower start to the residential air conditioning cooling season.
The net loss for the quarter was $6.2 million or $0.41 per common share, as compared with a net loss of $2.1 million, or $0.14 per common share for the comparative quarter in 2006. Included in the 2007 results were pre-tax restructuring charges of $2.9 million relating to the previously announced plant closings in Montreal, Quebec and Jackson, Tennessee, $3.2 million in pre-tax severance and other expenses related to the change of control of the Company and $0.5 million of pre-tax non-recurring professional fees. Excluding these charges and the related tax valuation impact, net income for the first quarter of 2007 was $0.8 million or $0.05 per common share. Operating income for the first quarter of 2007 was $1.5 million as compared to $3.3 million in the first quarter of 2006. Excluding advisory, severance and restructuring costs, operating income was $8.1 million. Adjusted earnings before interest, taxes and depreciation were $10.7 million for the current quarter, an increase of 56.9 percent over $6.8 million for the comparative 2006 quarter.
Steven S. Elbaum, Chairman, stated, “The first quarter marked significant progress in strengthening and repositioning Wolverine. Financially, the $50 million equity investment made in February has reduced our debt and enhanced our liquidity which will be followed by a rights offering that could raise up to an additional $51.1 million in equity. As a result, the Company’s debt has been and will be further reduced and liquidity enhanced. Operationally, the appointment of Harold Karp as President and Chief Operating Officer, along with other key changes to the senior management team, is sharply focusing the Company on improvements in competitiveness, financial performance and returns, quality and customer service. Strategically, the objective is to focus Wolverine on higher value added products and services within a deleveraged capital structure. This will underscore Wolverine’s reemergence as a leading global supplier of copper tubing products, fabricated and metal joining products, to its customers which will also be capable of delivering sustainable long term value to its shareholders.”

Wolverine Tube, Inc
Commenting on the results, Harold Karp, President and Chief Operating Officer said, “Our operating results for the first quarter reflect some softness in residential air conditioning demand, lower manufacturing costs and improved margins and pricing in several product categories. We anticipate further improvements in demand and operating performance, which point to a reasonably strong second quarter.” Karp continued, “For 2007, the new management team will dedicate its efforts to operating improvements as we implement key operating initiatives that are focused on product quality, productivity improvements and cost reductions.”
Segment Results
The Company currently operates in two business segments: Commercial Products and Wholesale Products. Commercial Products include technical, industrial, and copper alloy tubes, fabricated products, and metal joining products. Wholesale Products include plumbing and refrigeration tube. Prior to 2007, the Company’s business also included a Rod, Bar and Other Products segment comprising a broad range of copper and copper alloy solid products as well as a distribution business in The Netherlands. The Netherlands distribution business, which was historically included in the Rod, Bar and Other products segment, is now included in the Commercial Products segment for the current quarter and the comparable period in 2006.
Commercial Products gross profit rose to $11.9 million in 2007 compared to the prior year’s first quarter gross profit of $9.2 million. Shipments decreased to 50.5 million pounds from 64.8 million pounds. Net sales increased 0.7 percent to $221.2 million. These results reflect the impact of higher copper prices, higher unit fabrication revenue due to a richer mix of product, offset by a slow start in the residential air conditioning season which impacted demand for industrial tube, fabricated products and metal joining products, and the higher cost to procure metal this year as compared with last year. Demand for technical tube and fabricated products utilized in the commercial air conditioning industry improved year over year.
Wholesale Products gross profit was $3.7 million in 2007 as compared to $2.2 million in the first quarter of 2006. Shipments totaled 18.8 million pounds as compared to last year’s 22.8 million pounds. Net sales were $65.5 million, compared with the prior year’s $65.9 million. Higher copper prices and unit fabrication revenues resulted in comparatively flat sales despite lower volume. Manufacturing cost reductions partially offset by higher metal costs accounted for the improvement in gross profit.
Financial
Jed Deason, Chief Financial Officer stated, “As a result of the recapitalization plan announced on February 1, 2007, and the completion of a $50 million private placement with The Alpine Group, Inc. and a fund managed by Plainfield Asset Management LLC on February 16, 2007, our liquidity position has improved significantly over the prior year. In addition, we have funds available under our secured revolving credit facility and our receivables sale facility which continue to support our working capital requirements. As of April 24, 2007, we had utilized $28.0 million of the receivables sale facility and had no outstanding borrowings under the secured revolving credit facility, although this facility is used to support $23.3 million in outstanding letters of credit. Therefore, including North American cash of approximately $10.0 million, our available liquidity was $60.0 million. As planned, we are progressing with

Wolverine Tube, Inc
commencement of a rights offering which will raise up to an additional $51.1 million in equity and up to an additional $35.0 million that could be invested by Alpine and Plainfield.”
About Wolverine Tube, Inc.
Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube and fabricated and metal joining products. Internet addresses http://www.wlv.com and http://www.silvaloy.com.
Forward-looking Statements
Forward-looking statements in this press release are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as “may”, “should”, “will”, “expect”, “believe”, “plan”, “anticipate” and other similar terminologies. This press release contains forward-looking statements regarding factors affecting the Company’s expectations of future operating and financial results and liquidity. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management’s beliefs and assumptions about the Company’s business and other information currently available. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. With respect to expectations of future operating and financial results and liquidity factors that could affect actual results include, without limitation, the effect of currency fluctuation; energy and raw material costs and our ability to effectively hedge these costs; fluctuation in the COMEX copper, silver and other metals pricing; continuation of historical trends in customer inventory levels and expected demand for our products; outsourcing levels of OEMs; the seasonality of our business; the level of customer use of inventory and demand; competitive products and pricing; environmental contingencies; regulatory matters; changes in technology and our ability to maintain technologically competitive products; the mix of geographic and product revenues; the success of our product and process development activities, productivity and strategic initiatives, including related to transportation and natural gas, electricity and other utilities, global expansion activities, market share penetration efforts, working capital management programs and capital spending initiatives; our ability to repatriate foreign cash without unexpected delay or expense and our ability to continue de-levering our balance sheet and to pursue alternative sources of liquidity in accordance with our recapitalization plan including obtaining the requisite waivers and consents and stockholder approval for an increase in authorized shares of common stock. A discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.
—tables to follow—

WLV Reports First Quarter 2007 Results

WOLVERINE TUBE, INC. FINANCIAL DATA
Consolidated Statements of Operations (Unaudited)

	Three-month period ended
In thousands, except per share data	4/1/2007	4/2/2006
Total pounds shipped	69,369	92,204

Net sales	$286,703	$298,312
Cost of goods sold	271,161	287,430

Gross profit	15,542	10,882

Selling, general and administrative expenses	7,440	7,630
Advisory fees and severance expenses	3,680	—
Restructuring charges	2,923	(14)

Operating income	1,499	3,266

Interest and amortization expense, net	6,425	6,262
Other expense, net	418	280

(Loss) before income taxes	(5,344)	(3,276)

Income tax provision (benefits)	896	(1,159)

Net (loss)	(6,240)	(2,117)

Less: preferred stock dividends	500	—

Net (loss) applicable to common shares	$(6,740)	$(2,117)

Net (loss) per share:
Basic	$(0.41)	$(0.14)
Diluted	$(0.41)	$(0.14)

Common shares outstanding:
Basic	15,132	15,059
Diluted	15,132	15,059

Segment Information (Unaudited)

	Three-month period ended
In thousands	4/1/2007	4/2/2006
Pounds Shipped:
Commercial	50,533	64,780
Wholesale	18,836	22,783
Rod, bar, and other (1)	—	4,641

Total pounds shipped	69,369	92,204

Net sales:
Commercial	$221,186	$219,660
Wholesale	65,517	65,866
Rod, bar, and other (1)	—	12,786

Total net sales	$286,703	$298,312

Gross Profit:
Commercial	$11,886	$9,164
Wholesale	3,656	2,168
Rod, bar, and other (1)	—	(450)

Total gross profit	$15,542	$10,882

(1) The Netherlands distribution business is included in the Commercial segment in both 2007 and 2006. The amounts reclassified in 2006 were net sales of $5.1 million and gross profit of $0.9 million.
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WLV Reports First Quarter 2007 Results

WOLVERINE TUBE, INC.
Condensed Consolidated Balance Sheet (Unaudited)

In thousands	4/1/2007	4/2/2006	12/31/2006
Assets
Cash and cash equivalents	$26,913	$22,910	$23,733
Accounts receivable	106,192	111,319	62,529
Inventory	136,673	154,119	122,943
Other current assets	21,882	10,340	11,417
Property, plant and equipment, net	131,338	178,906	133,259
Other assets	102,904	99,313	101,449

Total assets	$525,902	$576,907	$455,330

Liabilities and Stockholders’ Equity
Accounts payables and other accrued expenses	$96,254	$120,948	$68,379
Short-term borrowings	589	477	1,638
Deferred income taxes	—	464	—
Pension liabilities	31,131	37,813	28,504
Long-term debt	236,412	237,663	238,362
Other liabilities	29,333	20,542	29,271

Total liabilities	393,719	417,907	366,154

Preferred stock	45,179	—	—
Stockholders’ equity	87,004	159,000	89,176

Total liabilities and stockholders’ equity	$525,902	$576,907	$455,330

This press release contains references to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. The following table provides a reconciliation of adjusted EBITDA to net income (loss). Management believes adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis.
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Unaudited)

	Three-month period ended
In thousands	4/1/2007	4/2/2006
Net (loss)	$(6,240)	$(2,117)
Depreciation and amortization	3,581	4,258
Interest expense, net	5,832	5,833
Impairment of assets and non-cash portion of restructuring charges	1,328	—
Income tax provision/(benefit)	896	(1,159)

Earnings before interest, taxes, depreciation and amortization	5,397	6,815
Advisory fees and severance expenses	3,680	—
Restructuring charges	1,594	(14)

Adjusted earnings before interest, taxes, depreciation and amortization	$10,671	$6,801

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